Exhibit 99.1

Company Contact:	Investor Relations Contact:
Robert Lewis, CFO	Becky Herrick
iMergent, Inc.	Lippert/Heilshorn & Associates
801.431.4695	415.433.3777
investor_relations@imergentinc.com	bherrick@lhai.com

iMergent to Hold Fiscal 2008 Annual Meeting of Shareholders in November 2008

- Clarifies results of fiscal 2007 annual meeting -

OREM, Utah, October 8, 2008 - iMergent, Inc., (AMEX: IIG) a leading provider of eCommerce software for small businesses and entrepreneurs, will hold its fiscal 2008 annual shareholder meeting on Wednesday, November 19, 2008 at 12:00 p.m. Mountain Time at 299 South Main, Suite 1400, Salt Lake City, Utah. The company also clarified results from the fiscal 2007 annual meeting of shareholders.

The proposals being presented for shareholder approval at the fiscal 2008 annual shareholders meeting follow and will be fully described in the company’s Proxy Statement to be mailed today, October 8th.

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To elect three Class I directors for terms of two years, expiring at our annual meeting of stockholders to be held for our fiscal year ending June 30, 2010 or until each of their respective successors has been duly elected and qualified;

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To consider and act upon a proposal to ratify the appointment of Tanner LC as our independent registered public accounting firm for our fiscal year ending June 30, 2009;

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To consider and act upon a proposal to adopt a policy that independent directors shall serve on the Board for no more than ten (10) years; and,

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To transact such other business as may properly come before the meeting, or any adjournment or postponement of the meeting.

Only stockholders of record at the close of business on September 26, 2008 may vote at the meeting or any adjournment or postponement of the meeting.

Regarding the fiscal 2007 annual meeting, on November 15, 2007, on the recommendation of the company’s board of directors, shareholders approved the amendment of the 2003 Equity Incentive Plan to increase the number of shares available for grant from one million to two million shares.  On November 19, 2007 the company accurately reported the vote total received for the amendment to the plan, but erroneously reported the number of votes was insufficient to ratify the amendment and the plan had not been ratified.  Although the amendment had been ratified and the shares have been available for grant, the compensation committee of the board of directors to date has not granted any of the increased available shares.

About iMergent

iMergent provides eCommerce solutions to entrepreneurs and small businesses enabling them to market and sell their business products or ideas via the Internet.  Headquartered in Orem, Utah, the company sells its proprietary StoresOnline software and training services, which help users build successful Internet strategies to market products, accept online orders, analyze marketing performance, and manage pricing and customers.  In addition to software, iMergent offers website development, web hosting and marketing products.  iMergent typically reaches its target audience through a concentrated direct marketing effort to fill Preview Sessions, in which a StoresOnline expert reviews the product opportunities and costs as well as offers StoresOnline Express for sale.  These sessions lead to a follow-up Workshop Conference, where product and technology experts train potential users on the software and sells upgrades to StoresOnline Pro and StoresOnline Platinum. iMergent, Inc. and StoresOnline are trademarks of iMergent, Inc.

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